Exhibit 5

September 22, 2009

Bionovo, Inc.

5858 Horton Street, Suite 400

Emeryville, California 94608

Re:	Bionovo, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

As legal counsel to Bionovo, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-1, Registration No. 333-161816, filed with the Securities and Exchange Commission on September 10, 2009 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,220,000 units (including 420,000 units subject to an over-allotment option), each unit consisting of (i) ten shares of the Company’s common stock (the “Shares”) and (ii) ten warrants (the “Warrants”) to purchase shares of the Company’s common stock (the “Warrant Shares”), which securities will be sold on a best efforts basis. The facts, as we understand them, are set forth in the Registration Statement.

As counsel to the Company and in connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

1. The Shares will be validly issued, fully paid, and nonassessable, when (a) the Registration Statement as then amended shall have been declared effective by the Securities and Exchange Commission, and (b) the Shares have been duly issued, executed, authenticated, delivered, paid for, and sold by the Company as described in the Registration Statement.

2. The Warrants constitute legal, valid, and binding obligations of the Company under Delaware law, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally; and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3. The Warrant Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of the Warrants as contemplated in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including interpretation of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

September 22, 2009

We hereby expressly consent to any reference to our firm in the Registration Statement, to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP